EXHIBIT 3.2
AMENDMENT NO. 3
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP)
     AMENDMENT NO. 3 (“Amendment No. 3”) to the Amended and Restated Limited Partnership Agreement of American Real Estate Holdings Limited Partnership, dated as of June 29, 2005, by and among American Property Investors, Inc., a Delaware corporation, as general partner (the “General Partner”), and American Real Estate Partners, L.P., as limited partner of the Partnership, and all other persons and entities who are or shall in the future become, limited partners (the “Limited Partners”). Except as otherwise indicated, all capitalized terms used herein have the meaning ascribed to them in the Partnership Agreement.
WITNESSETH:
     WHEREAS, the Partnership desires to amend certain sections of its amended and restated Partnership Agreement;
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     3.01. Purposes and Business. The purposes of and the nature of the business to be conducted by the Partnership shall be to engage, directly or indirectly, in any business or activity that is approved by the General Partner which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act. The General Partner has no obligation or duty to the Partnership or any Limited Partner to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.
     2. Section 5.03 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     5.03. Distributions.
(a) Subject to Section 17-607 of the Delaware Code, the General Partner, in its sole and absolute discretion, may make distributions from the Partnership Assets or otherwise as it deems appropriate in its sole and absolute discretion, quarterly, annually or at any other time to the General Partner and the Limited Partners in accordance with their respective Percentage Interests. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment by reason of an assignment or otherwise.

     (b) The General Partner shall convert all non-cash assets of the Partnership to cash before any distribution upon liquidation or dissolution of the Partnership. Distribution of proceeds on liquidation or dissolution of the Partnership, and any other remaining assets of the Partnership to be distributed to the General Partner and the Limited Partner in connection with the dissolution and liquidation of the Partnership pursuant to Article XI, shall be made as follows:
     (i) first, to the payment of any debts and liabilities of the Partnership which shall then be due and payable;
     (ii) next, to the establishment of such reserves as the General Partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the Partnership; and
     (iii) next, pro rata in accordance with and to the extent of the positive balances in the General Partner’s and Limited Partners’ respective Capital Accounts.
     3. Except as expressly amended hereby, all other provisions of the Partnership Agreement, as heretofore amended, shall continue in full force and effect.
     4. This Amendment No. 3 shall become effective as of the date hereof upon its execution by all parties hereto.

     IN WITNESS WHEREOF, the undersigned have evidenced their adoption and ratification of the foregoing Amendment to the Partnership Agreement and have duly executed this Amendment to be duly executed on their behalf, as of the day and year first set forth above.

General Partner
AMERICAN PROPERTY INVESTORS, INC.

By:	/s/ John P. Saldarelli

	Name:	John P. Saldarelli
	Title:	Vice President

Limited Partner
AMERICAN REAL ESTATE PARTNERS, L.P.

By: AMERICAN PROPERTY INVESTORS, INC., General Partner

By:	/s/ John P. Saldarelli

	Name:	John P. Saldarelli
	Title:	Vice President
[Signature Page to Amendment No. 3 of the Amended and Restated Agreement of Limited Partnership of American Real Estate Holdings Limited Partnership]

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